Exhibit 99.1

2941 Fairview Park Drive, Suite 100
Falls Church, VA 22042-4513	News
www.generaldynamics.com

Contact: Lucy Ryan
Tel: 703 876 3631
lryan@generaldynamics.com

April 26, 2017

General Dynamics Reports First-Quarter 2017 Results

•	Diluted earnings per share from continuing operations up 19.2% to $2.48

•	Operating earnings up 12% to $1.04 billion

•	Earnings from continuing operations up 16.7% to $763 million

•	Operating margin of 13.9%, a 150 basis-point improvement

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today reported first-quarter 2017 earnings from continuing operations of $763 million, a 16.7 percent increase over first-quarter 2016, on revenue of $7.4 billion. Diluted earnings per share from continuing operations were $2.48 compared to $2.08 in the year-ago quarter, a 19.2 percent increase.

“General Dynamics delivered very strong first-quarter operating performance, demonstrated by 13.9 percent operating margins and 10.3 percent return on sales,” said Phebe N. Novakovic, chairman and chief executive officer. “We are on track for a productive 2017 as we continue our focus on operational improvement and successful execution on our robust backlog.”

Margin
Company-wide operating margin for the first quarter of 2017 was 13.9 percent, a 150 basis-point increase when compared to 12.4 percent in first-quarter 2016.

Cash
Net cash provided by operating activities in the quarter totaled $533 million, up 11 percent from the year-ago quarter. Free cash flow from operations, defined as net cash provided by operating activities less capital expenditures, was $471 million.

Capital Deployment
The company repurchased 1.9 million of its outstanding shares in the first quarter. In addition, in March, the board of directors increased the company’s quarterly dividend by 10.5 percent to $0.84 per share, representing the company’s 20th consecutive annual dividend increase.

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Backlog
General Dynamics’ total backlog at the end of first-quarter 2017 was $60.4 billion. There was order activity across the Gulfstream product portfolio and strong demand for defense products. The estimated potential contract value, representing management’s estimate of value in unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options, was $24.6 billion. Total potential contract value, the sum of all backlog components, was $85 billion at the end of the quarter.

About General Dynamics
Headquartered in Falls Church, Virginia, General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; combat vehicles, weapons systems and munitions; C4ISR and IT solutions; and shipbuilding. The company’s 2016 revenue was $30.6 billion. More information is available at www.generaldynamics.com.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

WEBCAST INFORMATION: General Dynamics will webcast its first-quarter 2017 financial results conference call at 9 a.m. EDT on Wednesday, April 26, 2017. The webcast will be a listen-only audio event, available at www.generaldynamics.com. An on-demand replay of the webcast will be available by 12 p.m. on April 26 and will continue for 12 months. To hear a recording of the conference call by telephone, please call 877-344-7529 (international: 412-317-0088); passcode 10105194. The phone replay will be available from April 26 through May 3, 2017.

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EXHIBIT A
CONSOLIDATED STATEMENTS OF EARNINGS - (UNAUDITED)
IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	Three Months Ended		Variance
	April 2, 2017	April 3, 2016*	$	%
Revenue	$7,441	$7,476	$(35)	(0.5)%
Operating costs and expenses	6,406	6,552	(146)
Operating earnings	1,035	924	111	12.0%
Interest, net	(25)	(22)	(3)
Other, net	—	10	(10)
Earnings from continuing operations before income tax	1,010	912	98	10.7%
Provision for income tax, net	247	258	(11)
Earnings from continuing operations	763	654	109	16.7%
Discontinued operations	—	(13)	13
Net earnings	$763	$641	$122	19.0%
Earnings per share—basic
Continuing operations	$2.53	$2.12	$0.41	19.3%
Discontinued operations	—	(0.04)	0.04
Net earnings	$2.53	$2.08	$0.45	21.6%
Basic weighted average shares outstanding	301.8	307.9
Earnings per share—diluted
Continuing operations	$2.48	$2.08	$0.40	19.2%
Discontinued operations	—	(0.04)	0.04
Net earnings	$2.48	$2.04	$0.44	21.6%
Diluted weighted average shares outstanding	307.3	313.5

* Prior-period information has been restated for the adoption of Accounting Standards Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which we adopted in the second quarter of 2016, and Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, which we adopted on January 1, 2017.

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EXHIBIT B
REVENUE AND OPERATING EARNINGS BY SEGMENT - (UNAUDITED)
DOLLARS IN MILLIONS

	Three Months Ended		Variance
	April 2, 2017	April 3, 2016*	$	%
Revenue:
Aerospace	$2,074	$1,781	$293	16.5%
Combat Systems	1,287	1,245	42	3.4%
Information Systems and Technology	2,146	2,328	(182)	(7.8)%
Marine Systems	1,934	2,122	(188)	(8.9)%
Total	$7,441	$7,476	$(35)	(0.5)%
Operating earnings:
Aerospace	$443	$332	$111	33.4%
Combat Systems	205	187	18	9.6%
Information Systems and Technology	236	237	(1)	(0.4)%
Marine Systems	161	184	(23)	(12.5)%
Corporate	(10)	(16)	6	37.5%
Total	$1,035	$924	$111	12.0%
Operating margin:
Aerospace	21.4%	18.6%
Combat Systems	15.9%	15.0%
Information Systems and Technology	11.0%	10.2%
Marine Systems	8.3%	8.7%
Total	13.9%	12.4%

* Prior-period information has been restated for the adoption of ASC Topic 606, which we adopted on January 1, 2017.

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EXHIBIT C
CONSOLIDATED BALANCE SHEETS - (UNAUDITED)
DOLLARS IN MILLIONS

	April 2, 2017	December 31, 2016*
ASSETS
Current assets:
Cash and equivalents	$2,168	$2,334
Accounts receivable	3,483	3,399
Unbilled receivables	4,557	4,212
Inventories	5,822	5,817
Other current assets	584	772
Total current assets	16,614	16,534
Noncurrent assets:
Property, plant and equipment, net	3,412	3,477
Intangible assets, net	679	678
Goodwill	11,532	11,445
Other assets	974	1,038
Total noncurrent assets	16,597	16,638
Total assets	$33,211	$33,172
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$901	$900
Accounts payable	2,466	2,538
Customer advances and deposits	6,686	6,827
Other current liabilities	3,112	3,185
Total current liabilities	13,165	13,450
Noncurrent liabilities:
Long-term debt	2,988	2,988
Other liabilities	6,475	6,433
Total noncurrent liabilities	9,463	9,421
Shareholders’ equity:
Common stock	482	482
Surplus	2,762	2,819
Retained earnings	25,049	24,543
Treasury stock	(14,448)	(14,156)
Accumulated other comprehensive loss	(3,262)	(3,387)
Total shareholders’ equity	10,583	10,301
Total liabilities and shareholders’ equity	$33,211	$33,172

* Prior-period information has been restated for the adoption of ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, and ASC Topic 606, both of which we adopted on January 1, 2017.

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EXHIBIT D
CONSOLIDATED STATEMENTS OF CASH FLOWS - (UNAUDITED)
DOLLARS IN MILLIONS

	Three Months Ended
	April 2, 2017	April 3, 2016*
Cash flows from operating activities—continuing operations:
Net earnings	$763	$641
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	92	89
Amortization of intangible assets	19	27
Equity-based compensation expense	22	27
Deferred income tax provision (benefit)	45	(18)
Discontinued operations	—	13
(Increase) decrease in assets, net of effects of business acquisitions:
Accounts receivable	(84)	(210)
Unbilled receivables	(338)	(276)
Inventories	2	(221)
Increase (decrease) in liabilities, net of effects of business acquisitions:
Accounts payable	(72)	179
Customer advances and deposits	(95)	(18)
Income taxes payable	202	253
Other current liabilities	(76)	(52)
Other, net	53	46
Net cash provided by operating activities	533	480
Cash flows from investing activities:
Capital expenditures	(62)	(65)
Other, net	(23)	(53)
Net cash used by investing activities	(85)	(118)
Cash flows from financing activities:
Purchases of common stock	(354)	(1,026)
Dividends paid	(230)	(215)
Other, net	(22)	7
Net cash used by financing activities	(606)	(1,234)
Net cash used by discontinued operations	(8)	(6)
Net decrease in cash and equivalents	(166)	(878)
Cash and equivalents at beginning of period	2,334	2,785
Cash and equivalents at end of period	$2,168	$1,907

* Prior-period information has been restated for the adoption of ASU 2016-09, which we adopted in the second quarter of 2016, and ASC Topic 606, which we adopted on January 1, 2017.

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EXHIBIT E
PRELIMINARY FINANCIAL INFORMATION - (UNAUDITED)
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	2017	2016
	First Quarter	First Quarter (a)
Other Financial Information:
Debt-to-equity (b)	36.7%	33.4%
Debt-to-capital (c)	26.9%	25.0%
Book value per share (d)	$35.08	$33.35
Total income tax (refunds) payments	$(4)	$21
Company-sponsored research and development (e)	$113	$104
Shares outstanding	301,685,448	305,646,967

Non-GAAP Financial Measures:
Free cash flow from operations:
Net cash provided by operating activities	$533	$480
Capital expenditures	(62)	(65)
Free cash flow from operations (f)	$471	$415

(a)	Prior-period information has been restated for the adoption of ASU 2016-09, which we adopted in the second quarter of 2016, and ASC Topic 606, which we adopted on January 1, 2017.

(b)	Debt-to-equity ratio is calculated as total debt divided by total equity as of the end of the period.

(c)	Debt-to-capital ratio is calculated as total debt divided by the sum of total debt plus total equity as of the end of the period.

(d)	Book value per share is calculated as total equity divided by total outstanding shares as of the end of the period.

(e)	Includes independent research and development and Aerospace product-development costs.

(f)
We believe free cash flow from operations is a useful measure for investors because it portrays our ability to generate cash from our businesses for purposes such as repaying maturing debt, funding business acquisitions, repurchasing our common stock and paying dividends. We use free cash flow from operations to assess the quality of our earnings and as a performance measure in evaluating management. The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities.

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EXHIBIT F
BACKLOG - (UNAUDITED)
DOLLARS IN MILLIONS

	Funded	Unfunded	Total Backlog	Estimated Potential Contract Value (a)	Total Potential Contract Value
First Quarter 2017:
Aerospace	$12,446	$133	$12,579	$1,929	$14,508
Combat Systems	17,058	523	17,581	4,970	22,551
Information Systems and Technology	6,682	2,038	8,720	13,994	22,714
Marine Systems	17,071	4,413	21,484	3,756	25,240
Total	$53,257	$7,107	$60,364	$24,649	$85,013
Fourth Quarter 2016 (b):
Aerospace	$13,119	$96	$13,215	$2,127	$15,342
Combat Systems	17,206	597	17,803	4,698	22,501
Information Systems and Technology	6,458	2,007	8,465	14,327	22,792
Marine Systems	15,000	7,723	22,723	3,873	26,596
Total	$51,783	$10,423	$62,206	$25,025	$87,231
First Quarter 2016 (b):
Aerospace	$14,406	$147	$14,553	$2,368	$16,921
Combat Systems	18,304	565	18,869	4,959	23,828
Information Systems and Technology	7,431	1,989	9,420	15,146	24,566
Marine Systems	16,497	7,317	23,814	1,999	25,813
Total	$56,638	$10,018	$66,656	$24,472	$91,128

(a)
The estimated potential contract value includes work awarded on unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options associated with existing firm contracts, including options to purchase new aircraft and long-term agreements with fleet customers. The actual amount of funding received in the future may be higher or lower than our estimate of potential contract value. We recognize options in backlog when the customer exercises the option and establishes a firm order.

(b)	Prior-period information has been restated for the adoption of ASC Topic 606, which we adopted on January 1, 2017.

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EXHIBIT G
FIRST QUARTER 2017 SIGNIFICANT ORDERS - (UNAUDITED)
DOLLARS IN MILLIONS

We received the following significant orders during the first quarter of 2017:
Combat Systems:

•	$175 from the U.S. Army for inventory management and support services for the Stryker fleet.

•	$75 from the Army for engineering and logistics support services for the Abrams family of vehicles.

•	$65 from the Army for training ammunition.

•	$50 from the U.S. Special Operations Command for the production of Ground Mobility Vehicles (GMVs).

•	$35 to produce gun systems for the F-35 Joint Strike Fighter.

•	$30 from the Army for the production of Stryker vehicles with an integrated 30-millimeter gun system.
Information Systems and Technology:

•	$415 from the U.K. Ministry of Defence to design and develop the next-generation tactical communication and information system in the initial phase of the U.K.'s MORPHEUS program.

•	$160 from the National Geospatial-Intelligence Agency (NGA) to continue the consolidation of NGA's operations from six locations to one stand-alone location at New Campus East (NCE).

•	$85 from the NATO Communications and Information Agency to upgrade existing technical infrastructure with a comprehensive cloud-based infrastructure.

•	$85 from the U.S. Air Force for the Battlefield Information Collection and Exploitation System (BICES) program to provide intelligence information sharing and support to coalition operations.

•	$50 from the Air Forces Central Command for communications technical support services in Asia.

•	$45 from the U.S. Naval Air Warfare Center for design, development and support services of shipboard and airborne systems.

•	$45 from the Army for additional equipment for the Warfighter Information Network-Tactical (WIN-T) Increment 2 program.

•	$40 to provide enterprise IT support services for U.S. Army Europe.

•	$35 from the Army for ruggedized computing equipment under the Common Hardware Systems-4 (CHS-4) program.
Marine Systems:

•	$310 from the U.S. Navy for design work on the Columbia-class submarine program and Advanced Nuclear Plant Studies (ANPS) in support of the program.

•	$125 from the Navy to procure long-lead materials for two Virginia-class submarines under Block V of the program.

•	$40 from the Navy for modernization work on the USS Cowpens, a Ticonderoga-class guided-missile cruiser.

•	$35 from the Navy for Post Shakedown Availability (PSA) work on a Virginia-class submarine.

•	$25 from the Navy for maintenance and modernization work on the USS Gonzalez, an Arleigh Burke-class guided-missile destroyer.

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EXHIBIT H
AEROSPACE SUPPLEMENTAL DATA - (UNAUDITED)

	First Quarter
	2017	2016*
Gulfstream Aircraft Deliveries (units):
Large-cabin aircraft	23	20
Mid-cabin aircraft	7	8
Total	30	28
Pre-owned Deliveries (units):	1	1

* Prior-period information has been restated for the adoption of ASC Topic 606, which we adopted on January 1, 2017.

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